EXHIBIT 21.1

LIST OF SUBSIDIARIES OF APPIPHANY TECHNOLOGIES HOLDING CORP.

1.	Appiphany Technologies Corp. Jurisdiction of Formation: Names under which business is conducted:	British Columbia, Canada Appiphany Technologies Corp.